Exhibit 99.2

Contacts: JaCee Burnes Exelon Investor Relations 312-394-2948 jacee.burnes@exeloncorp.com Judy Rader Exelon Corporate Communications 312-394-7417 judith.rader@exeloncorp.com	FOR IMMEDIATE RELEASE

EXELON GENERATION ANNOUNCES EXPIRATION

OF EARLY PARTICIPATION PERIOD

FOR EXCHANGE OFFERS

CHICAGO (June 27, 2012) – Exelon Generation Company, LLC (Generation) announced today the expiration of the early participation period at 5:00 p.m. New York City time, on June 26, 2012 (Early Participation Date), for its private offers to certain eligible holders to exchange any and all of the outstanding 7.60% Senior Notes due 2032 (CUSIP No. 210371 AF7) (Old Notes) of its parent Exelon Corporation (Exelon) (which were assumed by Exelon from Constellation Energy Group, Inc.), for:

•	Generation’s newly issued 4.25% Senior Notes due 2022 (the New 2022 Notes), plus a cash payment (2022 Exchange Offer); and

•

Generation’s newly issued 5.60% Senior Notes due 2042 (the New 2042 Notes, and together with the New 2022 Notes, the New Notes), plus a cash payment (the 2042 Exchange Offer, and together with the 2022 Exchange Offer, the Exchange Offer).

The complete terms and conditions of the Exchange Offer are set forth in a confidential offering memorandum dated June 13, 2012, and related letter of transmittal.

As of the Early Participation Date, according to D.F. King & Co., Inc., the exchange agent for the Exchange Offer, the aggregate principal amount of Old Notes validly tendered and not withdrawn in the 2022 Exchange Offer was $204,104,000. As of the Early Participation Date, according to D.F. King & Co., Inc., the aggregate principal amount of Old Notes validly tendered and not withdrawn in the 2042 Exchange Offer was $236,803,000. Generation has accepted all such Old Notes for exchange and expects to pay the applicable total exchange price with respect to such Old Notes on June 28, 2012. Holders of Old Notes may no longer validly withdraw tenders of Old Notes.

Holders of Old Notes participating in the Exchange Offer as of the Early Participation Date will also receive a net interest payment (as calculated in accordance with the confidential offering memorandum) at settlement (Early Participation Settlement Date). Holders of Old Notes participating in (i) the 2022 Exchange Offer will receive a net interest cash payment for each $1,000 principal amount of Old Notes exchanged, which amount represents interest payable on such Old Notes up to, but not including, the Early Participation Settlement Date, less interest accrued on the New 2022 Notes issued in exchange therefor up to, but not including, the Early Participation Settlement Date and (ii) the 2042 Exchange Offer will receive a net interest cash payment for each $1,000 principal amount of Old Notes exchanged, which amount represents interest payable on such Old Notes up to, but not including, the Early Participation Settlement Date, less interest accrued on the New 2042 Notes issued in exchange therefor up to, but not including, the Early Participation Settlement Date.

The Exchange Offer will expire at midnight New York City time on July 11, 2012, unless extended.

The New Notes have not been registered under the Securities Act of 1933 or any state securities laws. The New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. Generation has entered into a registration rights agreement with respect to the New Notes and the Original Notes.

The Exchange Offer is only made to qualified institutional buyers pursuant to Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended (the Securities Act). This press release does not constitute an offer to sell or the solicitation of an offer to buy the New Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Holders of Old Notes who desire a copy of the eligibility letter may contact D.F. King & Co., Inc. toll-free at 800-859-8508 or at 212-269-5550 (banks and brokerage firms) or visit its website at www.dfking.com/exelon.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those factors discussed in the following sections of our 2011 Annual Report on Form 10-K: (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (2) those factors discussed in the following section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012: (a) Part II, Other Information, ITEM 1A. Risk Factors, (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 15 and (3) other factors discussed in filings with the Securities and Exchange Commission (SEC) by Exelon Corporation and Exelon Generation Company, LLC (Companies). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Neither of the Companies undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.

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Exelon Corporation (NYSE:EXC) is the nation’s leading competitive energy provider, with approximately $33 billion in annual revenues. Headquartered in Chicago, Exelon has operations and business activities in 47 states, the District of Columbia and Canada. Exelon is the largest competitive U.S. power generator, with approximately 35,000 megawatts of owned capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 100,000 business and public sector customers and approximately 1 million residential customers. Exelon’s utilities deliver electricity and natural gas to more than 6.6 million customers in central Maryland (BGE), northern Illinois (ComEd) and southeastern Pennsylvania (PECO).